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                                                                DRAFT OF 9-29-97
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                         CONCENTRA MANAGED CARE, INC.
            (Exact name of Registrant as specified in its charter)

       DELAWARE                                                04-3363415
(State of incorporation                                    (I.R.S. Employer
   or organization)                                      Identification Number)

   312 UNION WHARF
BOSTON, MASSACHUSETTS                                            02109
(Address of principal                                          (Zip code)
 executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:   NONE

Securities to be registered pursuant to Section 12(g) of the Act:

       RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK,
                           PAR VALUE $.01 PER SHARE

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
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     On September 17, 1997, the Board of Directors of Concentra Managed Care,
Inc., a Delaware corporation (the "Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Shares"), of the Company. The dividend is payable to the stockholders of record on September 29, 1995 (the "Record Date"). As of September 29, 1997, 38,566,463 Common Shares were issued and outstanding (assuming the exchange of all certificates representing shares of Common Stock of OccuSystems, Inc., a Delaware corporation ("OccuSystems"), and CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), for Common Shares pursuant to that certain Agreement and Plan of Reorganization dated April 21, 1997, among the Company, OccuSystems and CRA). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), of the Company, at a price of $170 per one one-thousandth of a Preferred Share subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of September 29, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

     The Company hereby incorporates by reference the section entitled "Description of Concentra Capital Stock - Stockholder Rights Plan" contained in the Company's Registration Statement on Form S-4 (file no. 333-27105) filed with the Securities and Exchange Commission on May 14, 1997, as amended (the "Concentra Registration Statement").


ITEM 2.   EXHIBITS
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     1.   Rights Agreement, dated as of September 29, 1997, between the Company and the Rights Agent, specifying the terms of the Rights, which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights as Exhibit C.

     2. Form of Certificate of Designation of Series A Junior Participating Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 1 hereto) setting forth the terms of the Preferred Shares.

     3. Form of Right Certificate (included as Exhibit B to the Rights Agreement filed as Exhibit 1 hereto). Pursuant to the Rights Agreement, printed Right Certificates will not be delivered until as soon as practicable after the Distribution Date (as defined in the Rights Agreement).

     4. Form of Summary of Rights to Purchase Preferred Shares (included as Exhibit C to Rights Agreement filed as Exhibit 1 hereto) which, together with certificates representing the outstanding Common Shares of the Company, shall represent the Rights prior to the Distribution Date.

     5. Specimen of legend to be placed, pursuant to Section 4(d) of the Rights Agreement, on all new Common Share certificates issued by the Company after September 29, 1997 and prior

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to the Distribution Date upon transfer, exchange or new issuance (included in
Section 4(d) of the Rights Agreement).


                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.



                                             CONCENTRA MANAGED CARE, INC.



Date: October 1, 1997                        By:  /s/ Richard A. Parr II
                                                --------------------------------
                                                Richard A. Parr II
                                                Executive Vice President and
                                                General Counsel

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